Ernst & Young



November 15, 2000

PRIVATE & CONFIDENTIAL

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Dear Sir/Madam:

We have read Item 4 of Form 8-K dated November 10, 2000, of Eduverse.com and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/ Ernst & Young
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Ernst & Young